Exhibit 99.1

MUELLER WATER PRODUCTS, INC.

500 West Eldorado Street, Decatur, Illinois 62522

FOR IMMEDIATE RELEASE

CONTACT:	Darrell Jean
Chief Financial Officer
djean@muellerflo.com
(217) 425-7305

Mueller Water Products, Inc. Reports

Delay of Form 10-K Filing

Decatur, Illinois, January 14, 2005 / - -  Mueller Water Products, Inc. (formerly, Mueller Holdings (N.A.), Inc.) (the “Company”) announced today that the filing of its Annual Report on Form 10-K continues to be delayed in connection with the previously announced independent investigation of alleged accounting improprieties.

On January 12, 2005, the independent law firm retained by the Company’s Audit Committee to conduct this investigation delivered a written report on this investigation to the Company’s Board and to its independent auditor, Pricewaterhouse Coopers LLP (“PwC”).   The report identified several deficiencies in the Company's internal controls, including a failure to properly document certain accounting policies, a lack of understanding and proper application of such policies by Company personnel and a lack of sufficient technical expertise and understanding of SEC and accounting rules by financial reporting personnel.  The Company’s Board of Directors has adopted the recommendations of the investigation report, which are designed to remedy these deficiencies.

The Company’s management and Audit Committee are currently evaluating the investigation report and are considering the impact of the matters raised by the report on the financial statements and public disclosure of both the Company and of Mueller Group, Inc., the Company’s subsidiary.  As a result, the completion of the financial statements and annual reports by the Company and Mueller Group has been delayed.  Until such financial statements are finalized, PwC is unable to complete its audit of the financial statements of the Company and Mueller Group.  As a result, the Company is not now in a position to provide an estimate as to the timing of the filings by the Company and Mueller Group of their Annual Reports on Form 10-K.

Failure to file the Annual Reports on Form 10-K by January 13, 2005 constituted defaults under the Company's indenture and Mueller Group’s indentures.  While there can be no assurances as to timing, the Company and Mueller Group will endeavor to remedy any defaults by filing the Forms 10-K within the applicable grace periods under these debt instruments.  The Company believes it currently has sufficient cash reserves to operate in a normal fashion and to meet all debt service obligations, absent an acceleration of these obligations, until such time as the required reports are filed.

Preliminary Results for Fiscal Year Ended September 30, 2004

Although an audit of the Company’s financial statements for the year ended September 30, 2004 has not been completed as of this date and, therefore, the Company’s results of operations are based on preliminary numbers that are subject to change, the Company believes that, excluding the effects of the stock compensation charge associated with the recapitalization in the third quarter of fiscal year 2004, the Company’s operating income will increase for the quarter and for the year ended September 30, 2004 when compared to prior year amounts. Further, the Company anticipates that consolidated net sales and net cash provided by operating activities for the year ended September 30, 2004 will have increased by at least 10% and 22%, respectively, compared to prior year amounts.

About Mueller Water Products, Inc.

Mueller Water Products, Inc. is a leading North American manufacturer of a broad range of flow control products for use in water distribution, water and wastewater treatment facilities, gas distribution systems and piping systems and maintains a large installed base of products, including approximately three million fire hydrants and eight million iron gate valves in the United States. We operate through two business units: our water infrastructure products segment, a leading manufacturer of hydrants, valves and other products for use in water and gas distribution systems; and our piping systems products segment, a leading manufacturer of fittings, pipe hangers and other products for use in piping systems applications.  Our products are sold to a wide variety of end-users, including municipalities, publicly and privately owned water and wastewater utilities, gas utilities and construction contractors.

Forward-Looking Statements

The statements made in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  A forward-looking statement is usually identified by our use of certain terminology including “believes,” “expects, “may,” “will,” “should,” “seeks,” “anticipates” or “intends” or by discussions of strategy or intentions.  A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by those forward-looking statements. These factors include, but are not limited to: the competitive environment in our industry in general and in the sectors of the flow control product industry in which we compete; economic conditions in general and in the sectors of the flow control product industry in which we compete; changes in, or our failure to comply with, federal, state, local or foreign laws and government regulations; liability and other claims asserted against our company; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; our significant indebtedness; changes in our acquisition and capital expenditure plans; technology shifts away from our technological strengths; and unforeseen interruptions with our largest customers.

In addition, forward-looking statements depend upon assumptions, estimates and dates that may not be correct or precise and involve known and unknown risks, uncertainties and other factors. Given these uncertainties, you are warned not to rely on the forward-looking statements. We are not undertaking any obligation to update these factors or to publicly announce the results of any changes to our forward-looking statements due to future events or developments.

For investor inquiries, please call Darrell Jean, Chief Financial Officer (217-425-7305).

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